Exhibit 10.1
OFFICE LEASE AGREEMENT
(11808 Miracle Hills)
THIS OFFICE LEASE AGREEMENT (“Lease”) is made as of February 28, 2022, between One Miracle Place, LLC, a Nebraska limited liability company (“Landlord”), and CareDX Inc., a Delaware corporation (“Tenant”).
ARTICLE 1 – DEFINITIONS
Whenever used in this Lease, the following terms shall have the meanings indicated below:

Additional Rent:	As described in Article 4 hereof.
Base Rent:
INITIAL TERM

Lease Months 1-6:	$0.00 per rentable square foot of the Premises per year; $0.00 per month;
Lease Months 7-18:	$16.00 per rentable square foot of the Premises per year; $33,312.00 per month;
Lease Months 19-30:	$16.32 per rentable square foot of the Premises per year; $33,978.24 per month;
Lease Months 31-42:	$16.65 per rentable square foot of the Premises per year; $34,665.30 per month;
Lease Months 43-54:	$16.98 per rentable square foot of the Premises per year; $35,358.61 per month;
Lease Months 55-66:	$17.32 per rentable square foot of the Premises per year; $36,060.24 per month;
Lease Months 67-78:	$17.67 per rentable square foot of the Premises per year; $36,788.94 per month;
Lease Months 79-90:	$18.02 per rentable square foot of the Premises per year; $37,517.64 per month;
Lease Months 91-102:	$18.38 per rentable square foot of the Premises per year, $38,267.16 per month;
Lease Months 103-114:	$18.75 per rentable square foot of the Premises per year, $39,037,50 per month;
Lease Months 115-126:	$19.13 per rentable square foot of the Premises per year, $39,828.66 per month.

RENEWAL TERMS

Renewal Term 1 -	Lease Months 127-186: As provided in Section 3.2.
Renewal Term 2 -	Lease Months 187-246: As provided in Section 3.2.
Building:	The four story office building consisting of approximately 101,004 rentable square feet located at 11808 Miracle Hills Drive, Omaha, Nebraska, 68154.
Building Manager:	Lockwood Realty, LLC
Commencement Date:	The later of: (a) May 1, 2022, or (b) the Delivery Date.
Common Areas:	The following areas located on or adjacent to the Property (as the same may be enlarged, reduced, replaced, removed or otherwise altered by Landlord): (a) surface parking spaces on the Property, parking spaces within the East Parking Structure and West Parking Structure and drive areas; (b) roofs, landscaped areas including in the sidewalks and streets adjacent to the Property and Building monument signs; (c) public conveniences such as entrances, accesses, hallways, elevators, stairs, lobbies, and lavatories; (d) the facilities and systems of the Property, including the plumbing, heating, electrical, and other systems; (e) the fitness facility (the “Fitness Facility”), including the locker rooms, located in the basement of the Building; (f) the auditorium/multipurpose area located on the first floor of the Building (the “Auditorium”); (g) service corridors; fire corridors; seating areas; delivery areas; package pickup stations; and (h) retaining walls; detention ponds; drainage and pump systems/stations; water, sanitary/storm sewer, gas, electric, telephone and other utility lines, systems, conduits and facilities to the perimeter walls of any building (even though intended for the use of only one or a limited number of occupants) and those that service more than one premises within a building, and any of the foregoing that serve the Common Area. Notwithstanding anything in the foregoing to the contrary, the Common Areas shall not include any stairways, escalators, elevators, ramps, lavatories, loading docks or delivery areas included in the Premises or in the premises of any occupant of the Building and intended for such occupant’s exclusive use.

Covered Parking Stalls:	The parking garage stalls located in the underbuilding and lower level West Parking Structure stalls
Delivery Date:	As defined in Section 5.2.
East Parking Structure:	The approximately 840 stall four level parking structure situated immediately east of the Building at 11650 Miracle Hills Drive.
EV Charging Station Stalls:	As defined in Exhibit B.
Exclusive Use:	None.
Expiration Date:	Last day of the final month of the Term, unless otherwise stated.
Initial Term:	One Hundred Twenty-Six (126) full consecutive calendar months from the Commencement Date.
Landlord:	One Miracle Place, LLC, a Nebraska limited liability company, or its successors and assigns.
Locale:	West Dodge Road business corridor, Omaha, Nebraska.
Operating Expenses:	As described in Article 4 hereof.
Permitted Use:	General office use only.
Premises:
That portion of the Building containing approximately 24,984 rentable square feet of floor space on the 2nd floor of the Building and more fully depicted on Exhibit A attached hereto and made a part hereof.

Property:	The real estate legally described as Lot 2 Miracle Hills Replat 4 subdivision, City of Omaha, Douglas County, Nebraska.
Renewal Term(s):	Two (2) five (5) year options to renew.
Renewal Rent:	As described in Article 3 hereof.
Reserved Parking Spaces:	Landlord to designate twenty (20) Covered Parking Stalls in the West Parking Structure and in the Building’s underground parking garage as Tenant’s reserved parking spaces and which shall include the EV Charging Station Stalls.

Security Deposit:	Zero dollars ($0.00)
Taxes:	As defined in Article 4 hereof.
Tenant:	CareDx, Inc. a Delaware corporation
Tenant’s Finish Work:	As described in Article 5 hereof.
Tenant’s Proportionate Share:	Twenty four and 74/100 (24.74%) (which is calculated as the ratio of the rentable square footage of the Premises to the rentable square footage of the Building).
Term:	The then-current term of the Lease, whether the Initial Term or any Renewal Term thereto.
West Parking Structure:	The approximately 122 stall two level parking structure situated immediately east of the Building.
Exhibits:

Exhibit A -	Floor Plan of Premises
Exhibit B -	Landlord’s Delivery Work
Exhibit C -	Janitorial Services
Exhibit D -	Rules and Regulations
Exhibit E -	Construction Rules and Regulations
Exhibit F -	Signage Specifications

ARTICLE 2 – LEASE GRANT
Section 1.1 – Grant.
Subject to the terms and conditions set forth in this Lease, Landlord leases to Tenant and Tenant leases and takes from Landlord the Premises for the Initial Term, and any Renewal Terms, if applicable, together with the Reserved Parking Spaces and the non-exclusive right to use the Common Areas (exclusive of any reserved parking stalls in the East Parking Structure) of the Building, subject to the provisions of Section 10.4 of this Lease. Landlord has the right, in its sole discretion, from time to time, to: (a) make changes to the Common Areas, the Building and/or the Property, including, without limitation, changes in the location, size, shape and number of driveways, entrances, parking spaces, parking areas (including the use of off-site parking areas as Common Areas for parking), ingress, egress, direction of driveways, entrances, hallways, corridors, lobby areas and walkways; (b) temporarily close any of the Common Areas for maintenance or construction purposes so long as reasonable access to the Premises remains available; (c) designate areas located outside of the Building for use as Common Areas, add additional improvements to the Building or remove existing improvements therefrom; (d) use the Common Areas while engaged in making additional improvements, repairs or alterations to the Property or any portion thereof; (e) Landlord may utilize portions of the Common Areas for its uses, including entertainment, displays and charitable activities, and may do such other acts in and to the Common Areas as in its judgment may be desirable to improve the convenience or attraction thereof; and (f) do and perform any other acts, alter or expand, or make any other changes in, to or with respect to the Common Areas, the Building or the Property as Landlord may, in its reasonable discretion, deem to be appropriate, provided, however, that in exercising the foregoing rights Landlord shall not materially impair or restrict

Tenant’s access to the Premises, reduce the number of Reserved Parking Spaces allocated to Tenant, or materially and detrimentally impair the visibility or use of the Premises. Landlord shall repair, restore and redecorate any damage to the Premises caused by or at the direction of Landlord in exercising such rights. This Lease and the Premises is subject to all applicable building restrictions, planning and zoning ordinances, governmental rules and regulations, existing underlying leases, and all other encumbrances, covenants, restrictions, matters and easements affecting the Property. Landlord shall not have the right to relocate the Premises during the Initial Term or during any Renewal Terms.
Section 1.2 – Parking Spaces.
Landlord agrees to provide Tenant with the exclusive use of the Reserved Parking Spaces throughout the entire Term of this Lease at no additional cost to Tenant. Landlord will exercise reasonable diligence to ensure that other tenants or visitors to the Property do not infringe upon Tenant’s rights to the Reserved Parking Spaces, provided, however, Landlord hereby reserves the right to relocate the Reserved Parking Spaces assigned to Tenant as may be reasonably necessary for Landlord to further its intentions to keep each tenants’ assigned parking spaces in connected blocks. In addition, Tenant, its invitees and licensees shall be entitled, with the exception of reserved Covered Parking Stalls now or hereafter granted, to use any available parking spaces on a “first come, first served” basis, provided, Landlord shall retain the authority to designate, lease/easement and/or sell the use of parking spaces for exclusive use by tenants, adjacent property owners (only in East Parking Structure), Building employees and guests and/or deliveries. Such designation may also include time restrictions for customer parking as determined by Landlord; implementing parking meters or similar devices to facilitate best parking usage; designating service/truck loading areas and delivery times restrictions which may be made for the sole benefit of certain types of residents/occupants, such as residents, so as to minimize noise, odor and other nuisances associated with commercial activities. Landlord shall notify Tenant of any such use designations/restrictions affecting Tenant, and Landlord shall have the right to enforce the same by implementing fines, removal of vehicles and other processes allowed by law. Tenant covenants that it will enforce the parking by its employees in such designated areas. Automobile license numbers of employees’ cars shall be furnished by Tenant to Landlord within five (5) days after Landlord’s written request.
ARTICLE 3 – TERM
Section 1.3 – Initial Term.
The Initial Term shall commence on the Commencement Date as set forth in Article 1 of this Lease and shall expire on the last day of the last month of the Initial Term. When the Commencement Date has been established, Landlord and Tenant shall at the request of either party confirm the Commencement Date and Expiration Date in writing.
Section 1.4 – Renewal Term(s).
Provided Tenant is not in default of this Lease, Tenant shall have Two (2) option(s) (each, a “Renewal Term Option”) to extend the Term of the Lease for a period of Five (5) years per each Renewal Term Option (each, a “Renewal Term”) upon the same terms, covenants, and conditions herein, except that the Base Rent for such Renewal Term shall be the then Fair Market Rental Value of the Premises (the “Renewal Rent”). Fair Market Rental Value shall be defined as that rent charged to a comparable tenant for a comparable space in a comparable Class A building in the Locale for a comparable term, taking into consideration all market concessions and any other relevant terms or conditions.
If Tenant wishes to exercise a Renewal Term Option, Tenant shall first give notice to Landlord of such preliminary interest not later than twelve (12) months prior to the expiration of the then applicable Term. Landlord shall then have thirty (30) days from receipt of such notice to advise Tenant of the Renewal Rent as estimated by Landlord. In the event Tenant desires to accept Landlord’s proposed rental for such Renewal Term, Tenant shall exercise such Renewal Term Option, if at all, by providing Landlord with notice not later than thirty (30) days after receipt of Landlord’s proposed Renewal Rent. If Tenant does not accept Landlord’s proposed Renewal Rent, Landlord and Tenant will negotiate in good faith to determine the Renewal Rent within fifteen (15) days thereafter. If Landlord and Tenant are unable to agree upon such figure within such fifteen (15) day period, Landlord and Tenant shall send to each other their respective estimates of what constitutes the Renewal Rent (“Landlord’s Estimate” and “Tenant’s Estimate,” respectively). Within ten (10) days after receipt of Landlord’s Estimate, Tenant shall either affirm or disaffirm, in writing, its preliminary election to exercise the Renewal Term Option. If Tenant affirms such election, then Tenant’s exercise of the Renewal Term Option shall be binding on Tenant and fair market value shall be determined by the appraisal process described below for purposes of determining the Fair Market Rental Value of the Premises. If Tenant disaffirms such election, the same shall be of no force or effect and the Lease shall terminate in accordance with its terms. Any failure by Tenant to affirm or disaffirm such election within the aforementioned ten (10) day period shall be deemed to constitute a disaffirmation of such tentative election.
If the Fair Market Rental Value is to be determined by an appraisal, then each party shall select an MAI (as defined below) and the two MAI’s shall select a third MAI. Landlord’s Estimate and Tenant’s Estimate shall then be sent to the third MAI who, within ten (10) business days thereafter, shall select either Landlord’s Estimate or Tenant’s Estimate as most closely approximating the Fair Market Rental Value of the Premises, which shall be binding upon the parties for purposes of determined the Renewal Rent in accordance with this Section 3.2. Landlord and Tenant shall each be liable for the payment of the charges of the MAI it selects and shall equally bear the charges of the third appraiser. “MAI” shall mean an appraiser who is a member of MAI who has at least five (5) years’ experience appraising Class A office buildings in the Locale.
Section 1.5 – Holdover.
If Tenant remains in possession of all or any part of the Premises after expiration of the Term, such tenancy shall be from month-to-month only, and not a renewal hereof or an extension for any further term, and in such event, Base Rent due hereunder shall be payable in an amount equal to 150% of the monthly installment of Base Rent paid during the last month of the Term of this Lease. Either party may terminate the tenancy referred to in this Section 3.3 upon providing the other party thirty (30) days advance written notice of such party’s intent to terminate this Lease. In addition to any other liabilities to Landlord accruing therefrom, if Tenant fails to vacate the Premises within fifteen (15) days after Landlord notifies Tenant that Landlord has entered into a lease for the Premises or has received a bona fide offer to lease the Premises, then Tenant shall protect, defend, indemnify and hold Landlord harmless from all loss, damages (direct, indirect and consequential), costs (including reasonable attorneys’ fees) and liability resulting from such failure, including any claims made by any succeeding tenant founded upon such failure to surrender, and any lost profits to Landlord resulting therefrom. No extension or renewal of this Lease shall be deemed to have occurred by any holding over. Notwithstanding the foregoing, in the event that Tenant provides Landlord with six (6) months prior written notice, Tenant shall have the right to holdover beyond the expiration of the Term for a period of up to six (6) months without being in default (the “Notice Holdover Right”). In the event that Tenant exercises the Notice Holdover Right, Tenant shall pay Base Rent during the holdover term at the amount of the Base Rent payable on the last day of the Term and for the second three (3) months shall pay Base Rent at the rate of 125% of the Base Rent payable at the expiration of the Term. Any holdover beyond the Notice Holdover Right period shall be subject to the provisions of this Section 3.3.
ARTICLE 4 – RENT AND OTHER CHARGES
Section 1.6 – Base Rent.
Beginning on the Commencement Date, Tenant shall pay Landlord, at the address set forth in Section 10.9(C) or such other address specified by Landlord in writing to Tenant, the monthly Base Rent pursuant to the Base Rent schedule set forth in Article 1 by the first (1st) day of each month included in the Term. For any partial months in the Term, Tenant shall pay a pro-rated monthly Base Rent.
Section 1.7 – Additional Rent.
Throughout the Term of this Lease, Tenant shall pay, as additional rent, to Landlord Tenant’s Proportionate Share of the Operating Expenses (as defined in Section 4.3), plus any additional sums due pursuant to Section 6.1 (“Additional Rent”), in equal monthly installments, payable with each installment of Base Rent. Tenant’s Proportionate Share of the Operating Expenses shall be based on Landlord’s reasonable and good faith estimate of the Operating Expenses due from Tenant for the current calendar year of the Term, in relation to Tenant’s Proportionate Share (“Estimated Operating Expenses”). For partial calendar years in the Term, Tenant shall pay Additional Rent equal to one-twelfth (1/12) of the annual Estimated Operating Expenses for each month during the Term. Commencing on January 1, 2024, Tenant’s liability for Operating Expenses shall not increase by more than four percent (4%) annually on a noncumulative basis, exclusive of increases attributable to Taxes (as hereinafter defined), utilities, insurance, snow removal costs, association dues, and any other expenses that Landlord has no reasonable ability to control.
Within sixty (60) days after the end of each calendar year in the Term, Landlord shall furnish to Tenant a statement showing in reasonable detail the determination of Landlord’s true and actual Operating Expenses for the preceding calendar year. If the actual Operating Expenses payable by the Tenant for any calendar year exceed the Estimated Operating Expenses paid by Tenant, then Tenant shall, subject to a right to review Landlord’s books and records and/or Tenant’s right to conduct an audit, as specified below, pay to Landlord within thirty (30) days after Tenant’s receipt of Landlord’s statement of Operating Expenses due from Tenant, the difference between: (a) Tenant’s Proportionate Share of the actual Operating Expenses for such calendar year; and (b) the total sum of Estimated Operating Expenses paid by Tenant during such calendar year. If, however, the actual Operating Expenses payable by Tenant for any calendar year are less than the Estimated Operating Expenses paid by Tenant during such calendar year, then Landlord shall pay to Tenant, upon delivery to Tenant of the Landlord’s statement of the actual Operating Expenses, the difference between: (y) the total sum of Estimated Operating Expenses paid by Tenant during such calendar year; and (z) the actual amount of Operating Expenses payable by Tenant during such calendar year. Failure of Landlord to timely provide an annual reconciliation notice of underpayment or overpayment by Tenant of its Additional Rent obligation will not waive any of Landlord’s rights to collect such payments or Tenant’s obligations hereunder, but will extend each party’s rights until the date notice is given; provided, however, that in no event shall Landlord retroactively include items in Operating Expenses for a certain calendar year following the expiration of the thirty-sixth (36th) month after the expiration of such calendar year.
Section 1.8 – Operating Expenses and Taxes Defined.
The term “Operating Expenses” shall mean all reasonable costs of management, operation, and maintenance of the Property, including without limitation Taxes, as hereinafter defined (and any tax levied in whole or in part in lieu of or in addition to real property taxes); janitorial, maintenance, snow/ice removal and salting/sanding; security, and other services; illumination and maintenance, repair and replacement of monument, pylon, wall and directional traffic signs and placard, whether located on or off the Building; landscaping and maintenance and repair of buffer parks, wooded area and drainage areas; management fees and costs (charged by Landlord, any affiliate of Landlord, or any other entity managing the Property and determined at a rate consistent with prevailing market rates for comparable services and projects in the Locale in an amount not to exceed three percent (3%) of the gross receipts of the Building); reasonable reserves for operating expenses; power (including power for the existing generator serving the Building), water, waste disposal, and other utilities; materials and supplies; maintenance and repairs and renting and maintaining and replacing the equipment; insurance (premiums and deductibles) obtained with respect to the Property; depreciation on personal property and equipment, except as specifically excluded below or which is or should be capitalized on the books of Landlord; total compensation and benefits (including premiums for workers’ compensation and other insurance) paid to or on behalf of persons involved in the performance or administration of other Operating Expenses; promotional events; seasonal displays/lighting; all costs incurred or allocated pursuant to any private covenant, declaration, indenture or easement agreement appurtenant to the Building; costs of capital improvements which are required by any governmental authority to keep the Building in compliance with all applicable statutes, codes and regulations and of capital improvements which were incurred for the purposes of controlling or reducing other Operating Expenses, provided, however, such capital improvements are amortized with market interest over their estimated useful life determined by Landlord and only the amortized installments (plus interest) for the relevant year shall be included as an Operating Expense for that year; and any other costs, charges, and expenses that under generally accepted accounting principles would be regarded as management, maintenance, and operating expenses; provided, however Operating Expenses will not include depreciation on the Building (other than depreciation on personal property, equipment, window coverings on exterior windows provided by Landlord and carpeting in public corridors and common areas); costs of alterations of space or other improvements made for tenants of the Prope1iy; finders’ fees and real estate brokers’ commissions; ground lease payments, mortgage principal, or interest; capital items except and to the extent as previously specified in this Section 4.3; costs of replacements to personal property and equipment for which depreciation costs are included as an Operating Expense; costs of excess or additional services provided to any tenant in the Building that are directly billed to such tenant; the cost of repairs due to casualty or condemnation that are reimbursed by third parties; any cost due to Landlord’s breach of this Lease; any income, estate, inheritance, or other transfer tax and any excess profit, franchise, or similar taxes on Landlord’s business; all costs, including legal fees, relating to activities for the solicitation and execution of leases of space in the Building; any legal fees incurred by Landlord in enforcing its rights under other leases for Premises in the Building; the cost and expense of correcting structural defects in the construction of the Building; advertising and promotional expenditures; the cost of any penalty or fine due to a violation of any applicable law by other tenants; any costs associated with any employees above the level of property manager; all expenses incurred by Landlord in removing, encapsulating, or remediating the effects of hazardous materials but only to the extent Tenant is not liable for such expenses under Section 5.3 hereof; and the cost to bring any portion of the Building into compliance with Laws in effect and enforced as of the date of this Lease but such exclusion from Operating Expenses shall apply only to the extent that: (a) Landlord has received a written notice of such violation from a governmental agency having jurisdiction over the Building; and (b) Landlord failed to correct the violation prior to the expiration of the period during which compliance with such Law was actually required to occur.
Operating Expenses that vary with occupancy, including without limitation, management, janitorial and utilities, and that are attributable to any part of the Term in which less than ninety-five percent (95%) of the rentable area of the Building is occupied by tenants will be adjusted by Landlord to the amount that Landlord reasonably believes that they would have been if ninety-five percent (95%) of the rentable area of the Building had been so occupied.
“Taxes” shall mean all personal property and real estate taxes and assessments for public improvements or benefits which shall be assessed or levied against or upon the Building, Premises or the Property for a tax year occurring during the Term. For purposes hereof, a tax year for which payments are charged under this Lease shall mean the taxes, the installments of which become delinquent, if not paid, in any calendar year during the Term of the Lease. With regards to any assessment which under the laws then in force may be paid in installments, there shall be included within the meaning of the term Taxes (therefore payable as Operating Expenses) with respect to any year, only the current installment(s) for such year assuming payment in installments (irrespective of whether an installment payment program is actually selected).
Section 1.9 – Tenant’s Right to Audit.
For a period of six (6) months following Landlord’s delivery of an annual Operating Expense reconciliation summary pursuant to Section 4.2. Tenant’s representatives shall have the right to audit Operating Expenses and examine Landlord’s books and records that pertain to Operating Expenses upon reasonable notice and at times and places in Landlord’s reasonable discretion. Except as hereinafter provided, such audit shall be at Tenant’s sole expense and Tenant shall reimburse Landlord for any reasonable fees and expenses incurred by Landlord in producing documents for such audit. Tenant shall provide Landlord with the results of such audit and any records or work papers necessary for Landlord to verify the accuracy of the audit. If any such audit discloses that the Operating Expenses are less than those reported, Landlord shall pay to Tenant, or credit Tenant the difference as may be shown to be paid or payable for actual Operating Expenses, and if the Operating Expenses are less than those reported by Landlord by more than six percent (6%), Landlord shall pay the reasonable cost of such audit up to an amount not to exceed $2,500. If any such audit discloses that the Operating Expenses are greater than those reported, Tenant shall within thirty (30) days of such determination pay to Landlord the difference as may be shown to be paid or payable for Operating Expenses.

Section 1.10 – Delinquent Payments and Late Charges.
If Landlord has not received any monthly payment of Base Rent, Additional Rent or other sums payable by Tenant under this Lease within five (5) days of the date such sums are due, a late charge of five percent (5%) of the amount owed shall be paid immediately by Tenant to Landlord to compensate Landlord for administrative expenses and other expenses it will necessarily incur as a consequence of such delinquent payment. In addition, in the event any payment of Base Rent, Additional Rent or other sums payable to Landlord under this Lease is not received by Landlord within five (5) days after such sums are due, then such unpaid sum shall bear interest at the rate of twelve percent (12%) per annum commencing on the sixth (6th) day from the due date. Notwithstanding this Section 4.5, the foregoing late charge and penalty shall not apply to the first such late payment in any twelve (12) month period of the Term of this Lease or any extension thereto.
ARTICLE 5 – CONSTRUCTION
Section 1.11 – Landlord’s Work and Tenant’s Finish Work
A.Landlord shall perform and construct, at Landlord’s sole cost and expense, all work set forth on Exhibit B-1 (“Landlord’s Work”), and shall construct the interior finish work to the Premises required for Tenant’s occupancy (“Tenant’s Finish Work”) in accordance with (i) Tenant’s Floor Plan attached hereto as Exhibit A, and (ii) the scope of work specified on Exhibit B-2. All such work, including all work on the Project, shall be performed in a good and workmanlike manner and in strict compliance with all applicable laws, codes, rules, regulations and ordinances. Tenant agrees to provide Landlord with its selections for Tenant’s Finish Work within two (2) weeks of the date this Lease becomes fully executed. Tenant’s failure to provide its selections to Landlord within said time frame shall constitute a “tenant delay”, “delay caused by Tenant”, or words of similar import for purposes of this Article 5. Landlord shall use only new and first-class materials for all of its installations and for the Project.
B.Landlord shall provide Tenant with an allowance not to exceed $0.10 per rentable square foot (the “Space Planning Allowance”) to be applied solely toward preparation of the initial space plan and Tenant’s Plans for Tenant’s Finish Work and three (3) revisions thereto (the “Space Planning Costs”). Landlord shall disburse the Space Planning Allowance, or applicable portion thereof, to Tenant within thirty (30) days following Landlord’s receipt of duly executed lien releases from Tenant’s architect or contractors, as applicable, and true and accurate copies of all paid invoices from Tenant with respect to Tenant’s actual Space Planning Costs. It is expressly agreed that Tenant’s Finish Work does not include Tenant’s furniture, fixtures and equipment, all of which will be constructed and/or installed by Tenant at Tenant’s sole expense. Within thirty (30) days following Landlord’s receipt of Tenant’s selections for Tenant’s Finish Work (the “Construction Contract Critical Path Date”), Landlord will enter into a construction contract with Lockwood Construction, LLC (“Landlord’s Contractor”) for the completion of Tenant’s Finish Work (“Construction Contract”), the intent being that the Premises be “turn-keyed”. Tenant agrees that Landlord’s obligation to “turn-key” Tenant’s space shall not exceed $44.00 per rentable square foot of the Premises ($1,099,296.00, and referred to herein as “Landlord’s Capped Cost”). In the event that at any time during construction of Tenant’s Finish Work, the estimated cost to complete Tenant’s Finish Work surpasses Landlord’s Capped Cost, Landlord shall promptly submit to Tenant a written estimate setting forth the amount of such excess cost of Tenant’s Finish Work, including but not limited to labor and materials, contractor’s fees and permit fees. Within five (5) business days thereafter, Tenant shall either notify Landlord in writing of its approval of the cost estimate, or specify its objections thereto and any desired changes to the proposed Tenant’s Finish Work. If Tenant notifies Landlord of such objections and desired changes, Tenant shall diligently work in good faith with Landlord to determine mutually acceptable means of reducing the cost estimate. Notwithstanding the foregoing, in the event that Tenant’s Finish Work surpasses Landlord’s Capped Cost, Tenant shall pay to Landlord all excess costs not later than ten (10) business days following invoice by Landlord.
C.Subject to delays caused by force majeure events as further provided herein, delays caused by Tenant, delays in Landlord’s receipt of materials or supplies needed to complete Tenant’s Finish Work, or approved change orders to the Tenant’s Finish Work, Landlord guaranties substantial completion of Tenant’s Finish Work within ninety (90) days of the Construction Contract Critical Path

Date (the “Anticipated Delivery Date”). Subject to delays caused by force majeure events as further provided herein, delays caused by Tenant, delays in Landlord’s receipt of materials or supplies needed to complete Tenant’s Finish Work, or approved change orders to the Tenant’s Finish Work, if the Delivery Date has not occurred on or before the Anticipated Delivery Date, Tenant shall be entitled to a day for day abatement of Base Rent following the Commencement Date for each day in the period between the Anticipated Delivery Date and the actual Delivery Date.
D.Tenant shall have the right to make change orders to Tenant’s Plans upon Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Landlord shall provide Tenant with any and all resulting cost increases and/or time delays associated with said change orders upon approving same. Before starting Tenant’s Finish Work, Landlord, in good faith, shall cause Landlord’s Contractor to provide a GMP or not to exceed price based on Tenant’s Plans, and Landlord and Tenant shall jointly agree, in writing, upon the final, aggregate GMP or not to exceed price for Tenant’s Finish Work. During the course of construction, Landlord shall keep Tenant duly apprised of the progress of Tenant’s Finish Work and any claimed delays. Landlord hereby warrants and represents that Landlord’s Work and Tenant’s Finish Work shall be free from defects in workmanship, installation and materials for a period of one (1) year from the Delivery Date, and Landlord, at its sole cost and expense, shall promptly perform any corrective work arising from said warranty.
Section 1.12 – Delivery of Premises and Punch List Work
A.For purposes of this Lease, the term “Landlord’s Delivery Work” shall mean substantial completion of Landlord’s Work and Tenant’s Finish Work. When Landlord considers Landlord’s Delivery Work to be substantially complete, or about to be substantially completed, Landlord shall notify Tenant as to the date or anticipated date of substantial completion and of a reasonable time and date for Tenant’s inspection of Landlord’s Delivery Work. If such time and date for inspection are not reasonably acceptable to Tenant, Landlord and Tenant shall mutually agree upon another time and date, provided that Tenant shall not unreasonably delay such inspection. Tenant agrees to inspect the Premises at such time and Landlord and Tenant shall jointly prepare and sign an inspection report which shall list items not yet completed and any additional items which Landlord and Tenant, in good faith, agree are not yet completed (the “Punch List”). “Substantially complete” or “substantial completion” shall mean that Landlord’s Delivery Work has been completed except for such incomplete items as would not materially interfere with the use of the Premises for Tenant’s permitted use hereunder and Landlord has received form the appropriate governmental authorities all approvals necessary for the occupancy of the Premises. Following substantial completion of Tenant’s Finish Work, Landlord shall coordinate with Tenant times to enter the Premises to complete Punch List items, and such entry by Landlord or its agents, employees or contractors for such purpose. Landlord will use every reasonable effort to complete the Punch List items and keep Tenant informed of any material delays in construction and completion of Landlord’s Delivery Work. Landlord shall give Tenant not less than ten (10) days’ notice prior to delivering possession of the Premises to Tenant. Upon substantial completion of Tenant’s Finish Work, Landlord shall deliver possession of the Premises to Tenant in broom clean and good condition, and in compliance with all applicable laws; such date of delivery being deemed the “Delivery Date”.
B.Landlord shall permit Tenant to enter the Premises, at no cost, for the purpose of installing furniture, fixtures and equipment up to two (2) weeks prior to the Anticipated Delivery Date, provided, however, such early access shall not unreasonably interfere with the completion of Landlord’s Work and Tenant’s Finish Work and shall not trigger the Commencement Date. During Tenant’s move-in period and during the performance of Tenant’s Finish Work, Landlord shall provide the following services to Tenant without charge, whether the same are required during or after regular business hours or on weekends or holidays: electricity, reasonable heating, ventilation and air conditioning service, and use of freight elevator(s) and loading dock(s) (if any).
Section 1.13 – Hazardous Materials.
E.For purposes of this Lease, “hazardous materials” means any explosives, radioactive materials, hazardous wastes, or hazardous substances, including without limitation substances defined as “hazardous substances” in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. §§9601-9657; the Hazardous Materials Transportation Act of 1975, 49

U.S.C. §§1801-1812; the Resource Conservation and Recovery Act of 1976, 42 U.S.C. §§6901-6987; or any other federal, state, or local statute, law, ordinance, code, rule, regulation, order, or decree regulating, relating to, or imposing liability or standards of conduct concerning hazardous materials, waste, or substances now or at any time hereafter in effect (collectively, “hazardous materials laws”).
F.Tenant will not cause or permit the storage, use, generation, or disposition of any hazardous materials in, on, or about the Premises or the Property by Tenant, its agents, employees, or contractors. Tenant will not permit the Premises to be used or operated in a manner that may cause the Premises or the Property to be contaminated by any hazardous materials in violation of any hazardous materials laws. Tenant will immediately advise Landlord in writing of (1) any and all enforcement, cleanup, remedial, removal, or other governmental or regulatory actions instituted, completed, or threatened pursuant to any hazardous materials laws relating to any hazardous materials affecting the Premises; and (2) all claims made or threatened by any third party against Tenant, Landlord, or the Premises relating to damage, contribution, cost recovery, compensation, loss, or injury resulting from any hazardous materials on or about the Premises. Without Landlord’s prior written consent, Tenant will not take any remedial action or enter into any agreements or settlements in response to the presence of any hazardous materials in, on, or about the Premises.
G.Tenant will be solely responsible for and will defend, indemnify and hold Landlord, its agents, and employees harmless from and against all claims, costs, and liabilities, including attorneys’ fees and costs, arising out of or in connection with Tenant’s breach of its obligations in this Section 5.3. Tenant will be solely responsible for and will defend, indemnify, and hold Landlord, its agents, and employees harmless from and against any and all claims, costs, and liabilities, including attorneys’ fees and costs, arising out of or in connection with the removal, cleanup, and restoration work and materials necessary to return the Premises, the Building and Property to their condition existing prior to the appearance of Tenant’s hazardous materials on the Property. Tenant’s obligations under this Section 5.3 will survive the expiration or other termination of this Lease. Except for hazardous materials existing on the Property as a result of Tenant’s early access to the Premises as contemplated in Section 5.2 above, in no event shall Tenant be responsible for any hazardous materials existing in the Premises or on the Building or Property prior to the Delivery Date or any hazardous materials brought on to the Premises, Building or Property by Landlord or any third party.
ARTICLE 6 – LANDLORD’S ADDITIONAL COVENANTS
Section 1.1 – Affirmative Covenants.
A.Management of Property. Landlord shall manage, operate, and maintain the Property, including the Building and the Common Areas therein, in a first-class manner consistent with the operation of other first-class buildings in the Locale, and pay all expenses incurred in the operation and maintenance of the Property, Building, and the Common Areas therein, when due.
B.Landlord’s Repair and Maintenance - Landlord will maintain, repair and restore the Common Areas and the structure of the Building in good order and condition. Subject to the terms of Article 4, all costs and expenses incurred by Landlord under this Section shall be included in Operating Expense. The foregoing maintenance and repair obligations are subject to the express condition that Landlord shall not be responsible for any failure to make repairs unless and until Tenant shall give Landlord reasonable prior notice of the necessity for such repairs, and further provided that, subject to the waiver of subrogation set forth herein, if any damage thereto shall have been caused by any act or omission of, or violation of this Lease by Tenant or any other occupant of the Premises claiming by, through or under Tenant, or any of their employees, agents or contractors, Landlord shall have no duty to repair the same, provided, if Landlord shall perform such repairs as provided above (without limiting Landlord’s other remedies therefor) Tenant shall reimburse Landlord for the cost and expense thereof within thirty (30) days after receipt of any invoice.
C.Landlord’s Other - Landlord will furnish the Premises with those services customarily provided in comparable Class “A” office buildings in the Locale of the Property, including: (1) electricity for lighting and the operation of low-wattage office machines (such as desktop micro-computers, desktop calculators, and typewriters) (as that term is defined below), although Landlord will not be obligated to furnish more power to the Premises than is proportionally allocated to the Premises under the Building design; (2) heat and air conditioning reasonably required for the comfortable occupation of the Premises during business hours; (3) access and elevator service; (4) lighting replacement during business hours (for standard lights throughout the Building, but not for any special tenant lights, which shall be replaced at Tenant’s sole cost and expense); and (5) janitorial services as set forth on Exhibit C. Landlord may provide, but will not be obligated to provide, any such services (except access and elevator service) on holidays or weekends. Tenant will have the right to purchase for use during business hours and non-business hours the services described in this Section 6.1 in excess of the amounts Landlord has agreed to furnish so long as: (i) Tenant gives Landlord reasonable prior written notice of its desire to do so; (ii) the excess services are reasonably available to Landlord and to the Premises; and (iii) Tenant pays for such services as Additional Rent and in accordance with Section 4.2; subject to the procedures established by Landlord from time to time for providing such additional or excess services. The term “business hours” means 7:00 a.m. to 7:00 p.m. on Monday through Friday, except holidays (as that term is defined below), and 9:00 a.m. to 3:00 p.m. on Saturdays, except holidays. The term “holidays” means New Year’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, and Christmas Day. Electricity for lighting and the operation of low-wattage office machines, heat and air conditioning reasonably required for the comfortable occupation of the Premises and access and elevator service shall be provided outside business hours by Landlord at Tenant’s expense.
D.Tenant’s Costs - Whenever equipment or lighting (other than the standard lights throughout the Building) is used in the Premises by Tenant and such equipment or lighting affects the temperature otherwise normally maintained by the design of the Building’s air conditioning system, Landlord will have the right, after prior written notice to Tenant, to install at Tenant’s expense supplementary air conditioning facilities in the Premises or otherwise modify the ventilating and air conditioning system serving the Premises; and the cost of operating such facilities, modifications, and additional service will be paid by Tenant as Additional Rent in accordance with Section 4.2. If Landlord reasonably believes that Tenant is using more power than Landlord furnishes pursuant to Section 6.1C, Landlord may install separate meters of Tenant’s power usage, and Tenant will pay for the cost of such excess power as Additional Rent, together with the cost of installing any risers, meters, or other facilities that may be necessary to furnish or measure such excess power to the Premises.
E.Limitation on Liability - Landlord will not be in default under this Lease or be liable to Tenant or any other person for direct or consequential damage, or otherwise, for any failure to supply any heat, air conditioning, elevator, cleaning, lighting, security; for surges or interruptions of electricity; or for other services Landlord has agreed to supply during any period when Landlord uses reasonable diligence to supply such services. Landlord will use reasonable efforts to diligently remedy any interruption in the furnishing of such services. Notwithstanding the foregoing, if all or a material portion of the Premises is made untenantable or inaccessible for more than five (5) consecutive business days after notice from Tenant to Landlord as a result of an interruption in the heat, air conditioning, lighting or electricity servicing the Premises which can be corrected through Landlord’s reasonable efforts, and does not result from a casualty, a condemnation or any act or omission of Tenant, then, as Tenant’s sole remedy, Base Rent shall abate for the period beginning on the sixth (6th) consecutive business day of such interruption and ending on the day such interruption ends, but only in proportion to the percentage of the rentable square footage of the Premises made untenantable or inaccessible and not occupied by Tenant. Landlord reserves the right temporarily to discontinue such services at such times as may be necessary by reason of accident; repairs, alterations or improvements; strikes; lockouts; riots; acts of God; governmental preemption in connection with a national or local emergency; any rule, order, or regulation of any governmental agency; conditions of supply and demand that make any product unavailable; Landlord’s compliance with any mandatory governmental energy conservation or environmental protection program, or any voluntary governmental energy conservation program at the request of or with consent or acquiescence of Tenant; or any other happening beyond the control of Landlord. Landlord will not be liable to Tenant or any other person or entity for direct or consequential damages resulting from the admission to or exclusion from the Building or Property of any person. In the event of invasion, mob, riot, public excitement, strikes, lockouts, or other circumstances rendering such action advisable in Landlord’s sole opinion, Landlord will have the right to prevent access to the Building or Property during the continuance of the same by such means as Landlord, in its sole discretion, may deem appropriate, including without limitation locking doors and closing parking areas and other Common Areas. Landlord will not be liable for damages to person or property or for injury to, or intem1ption of, business for any discontinuance permitted under this Article 6, nor will such discontinuance in any way be construed as an eviction of Tenant or cause an abatement of Tenant’s monetary obligations, or operate to release Tenant from any of Tenant’s nonmonetary obligations, under this Lease.
F.Insurance - Landlord agrees to maintain and keep in full force and effect, with a reputable insurance company licensed to do business in the state of Nebraska the following insurance: (1) comprehensive general liability insurance to the limit of not less than Two Million Dollars ($2,000,000) for each occurrence, and Three Million Dollars ($3,000,000) in the aggregate; and (2) casualty insurance, with extended coverage, in an amount not less than the full replacement value of the Building. Landlord shall have the right to carry or maintain such insurance under “blanket policies” covering the Building and other properties owned or managed by Landlord or its affiliates. All items of costs and expenses incurred by Landlord in obtaining and maintaining the insurance coverages for the Building as deemed necessary by Landlord (or its mortgagee) or otherwise as described under this Section shall be deemed an Operating Expense.
Tenant and Landlord hereby mutually release each other from liability and waive all right of recovery against each other for any loss from perils which are insured under their respective casualty insurance policies, including any extended coverage and endorsements thereto; provided however, that this paragraph shall be inapplicable if it would have the effect, but only to the extent it would have the effect, of invalidating any insurance coverage of Landlord or Tenant. In the event a party is unable to obtain such waiver, it shall immediately notify the other of this inability. In the absence of such notification, each party shall be deemed to have obtained such waivers of subrogation.
G.Quiet Enjoyment - Landlord covenants and agrees with Tenant that, upon Tenant’s payment of all sums due herein, and observing and performing all of the terms, covenants, provisions, conditions, and limitations of this Lease on the Tenant’s part to be observed and performed, Tenant may peaceably and quietly enjoy the Premises herein demised without hindrance or molestation by the Landlord or any person or persons claiming by, through or under the Landlord.
H.Environmental Matters – Landlord represents and warrants that to the best of its knowledge, the Building, Property and the Premises are free of asbestos and that no toxic or hazardous wastes, underground storage tanks or other hazardous materials are present in amounts exceeding legally established maximum thresholds or applicable cleanup standards. Landlord will be solely responsible for and will defend, indemnify and hold Tenant, its agents and employees harmless from and against all claims, costs and liabilities, including attorney fees and costs arising out of or in connection with Landlord’s breach of its representations in this Section 6.1 H. Landlord’s obligations under this Section 6.1 H will survive the expiration or termination of this Lease.
ARTICLE 7 – TENANT’S ADDITIONAL COVENANTS AND RIGHTS
Section 1.1 – Affirmative Covenants.
C.Use of Premises - Tenant shall only use the Premises for the Permitted Use.
D.Tenant Maintenance and Repairs - Tenant shall be responsible for and shall, at its sole cost and expense, keep and maintain the Premises in good, safe, and sanitary condition and repair at all times during the Term of this Lease in such manner as Landlord reasonably may require and shall also be required to comply with all applicable laws, ordinances, easements, covenants, conditions or restrictions, and rules and regulations of any federal, state, or local government agency or subdivision having jurisdiction over the Premises, with respect to the construction, maintenance, and repair and replacement of Tenant’s Alterations. Tenant’s responsibilities under this Section shall include, but are not limited to, all doors, fixtures and equipment installed in the Premises. In addition, Tenant shall be responsible for the cost to repair damage to any Common Area amenities used by Tenant and to the extent such damage is caused by Tenant, its employees, contractors or invitees; provided, however, if such damage is covered by Landlord’s insurance, Tenant shall only be obligated to pay any deductible in connection therewith. Notwithstanding the foregoing, Tenant shall be responsible for the cost to repair damage to the Common Area amenities to the extent such damage is caused by the gross negligence or willful misconduct of Tenant’s employees, contractors or invitees, and no claim shall be made against the Landlord’s insurance for any such damage. Tenant shall be responsible for and shall, at its expense, repair any damage to the roof of the Building resulting from any permitted roof penetration made by Tenant or its agents, contractors, or the agents of Tenant’s contractors, and shall, at its expense, repair any damage to any portion of the Premises caused by the acts or negligence of Tenant or any of Tenant’s contractors, employees, agents or invitees.
All maintenance, repair, and replacement obligations of Tenant under this Section 7.1 shall be deemed improvements to the Premises and shall be performed by Tenant pursuant to and in accordance with the terms and conditions under Section 7.3(A) of this Lease. Notwithstanding anything to the contrary contained herein, nothing herein shall require Tenant, with respect to the Premises, to comply with Laws which require structural alterations, capital improvements or the installation of new or additional mechanical, electrical, plumbing or fire/life safety systems on a Building-wide basis without reference to the particular use of Tenant (other than general office use), the negligent acts or omissions of Tenant, or any Alterations performed by or on behalf of Tenant. All materials utilized by Tenant in any maintenance, repairs, construction or replacements under this Lease shall be pre-approved by Landlord, meet minimum municipal code requirements, and be of a quality at least as good as the quality of the materials in place within the Premises, as reasonably determined by Landlord (“Approved Materials”). All contractors performing any construction, services or other work within the Premises for or on behalf of Tenant shall be pre-approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed (“Approved Contractors”). In all events, as a prerequisite of any approval, Tenant shall provide Landlord with certificates of insurance of all contractors in a form and content, and with such companies as Landlord may reasonably approve, naming both Landlord and Landlord’s managing agent, if any, as additional insureds.
E.Insurance - Tenant, at its expense, at all times during the term of this Lease and any other period of occupancy of the Premises by Tenant shall obtain and keep in force with respect to the Premises comprehensive public liability insurance in form customarily written for the protection of owners, landlords and tenants of real estate, with Landlord named as an additional insured, which insurance shall provide for coverage of not less than Two Million Dollars ($2,000,000) for each occurrence, and Three Million Dollars ($3,000,000) in the aggregate. The Tenant also agrees, at its expense, during the term of this Lease and for any other period of occupancy of the Premises by Tenant, to obtain and keep replacement costs personal property insurance in force with respect to Tenant’s alterations, inventory, fixtures and equipment, signs and other personal property in the Premises. The policies for all insurance shall provide that it may not be cancelled without at least thirty (30) days prior written notice to Landlord. Tenant shall furnish to Landlord at or prior to the time of delivery of the Premises to Tenant, and not later than the renewal dates for such policies thereafter, appropriate certificates evidencing that such insurance is in force.
F.Tenant’s Compliance with Laws and Usage - Tenant will not engage in any activity which would violate any applicable laws, rules, or statutes or cause Landlord’s property casualty and extended coverage insurance to be canceled or the rate therefore to be increased and Tenant will not knowingly commit or permit waste in the Building or on the Property.
G.Attornment - If any purchaser, mortgagee, or transferee shall succeed to the rights of Landlord under this Lease, whether through possession or foreclosure action or delivery of a new lease or deed, then at the request of such party so succeeding to Landlord’s rights (hereinafter called “Successor Landlord”), Tenant shall attorn to and recognize such Successor Landlord as Tenant’s landlord under this Lease and shall promptly execute and deliver any instrument that Successor Landlord may reasonably request to evidence such attornment, provided such Successor Landlord expressly agrees to recognize Tenant and this Lease, not to disturb Tenant’s possession of the Premises, and to assume all of Landlord’s obligations hereunder.
H.Early Termination Option - Provided that Tenant is not then in default of this Lease beyond applicable notice and cure periods, and subject to Tenant’s payment of the Lease Termination Fee (hereafter defined), Tenant shall have the right to terminate this Lease (the “Termination Option”) effective as of the last day of the eighty fourth (84th) month of the Lease (the “Termination Date”). In the event Tenant desires to exercise the Termination Option, Tenant must deliver a notice of intent to terminate this Lease to Landlord no later than nine (9) months prior to the Termination Date (an “Early

Termination Notice”). The Early Termination Notice will be effective to terminate this Lease on the Termination Date. Tenant shall be required to pay to Landlord on the Termination Date an amount equal to the sum of the unamortized portion (at the rate of five percent (5%) per annum) of Tenant’s Finish Work and leasing commission actually paid by Landlord relating to this Lease, and all six (6) months of free Base Rent (collectively, the “Lease Termination Fee”), which Lease Termination Fee shall be in addition to all Base Rent, Additional Rent, and other obligations of Tenant under this Lease that have accrued through the Termination Date.
I.Surrender of Premises - Upon the expiration or termination of this Lease, Tenant shall surrender to Landlord possession of the Premises and any fixtures and equipment (with the exception of Tenant’s trade fixtures and equipment), in good order and condition, ordinary wear and tear excepted, together with all keys and access passes to the Building and Premises. In the event that Tenant removes trade fixtures and equipment, Landlord may, at its option, require Tenant to pay for the cost of repair caused by removal of such trade fixtures and equipment.
Section 1.2 – Assignment and Subletting.
A.General - Tenant, for itself, its heirs, distributees, executors, administrators, legal representatives, successors, and assigns, covenants that it will not assign, mortgage, or encumber this Lease, nor sublease, nor permit the Premises or any part of the Premises to be used or occupied by others, without the prior written consent of Landlord in each instance, which consent will not be unreasonably withheld or delayed. Any assignment or sublease in violation of this Section 7.2 will be void. If this Lease is assigned, or if the Premises or any part of the Premises are subleased or occupied by anyone other than Tenant, Landlord may, after default by Tenant, collect Base Rent and other sums payable hereunder from the assignee, subtenant, or occupant, and apply the net amount collected to Base Rent and other sums payable hereunder. No assignment, sublease, occupancy, or collection will be deemed: (1) a waiver of the provisions of this Section 7.2; (2) the acceptance of the assignee, subtenant, or occupant as Tenant; or (3) a release of Tenant from the further performance by Tenant of covenants contained in this Lease. The consent by Landlord to an assignment or sublease will not be construed to relieve Tenant from obtaining Landlord’s prior written consent to any further assignment or sublease. No permitted subtenant may assign or encumber its sublease or further sublease all or any portion of its subleased space, or otherwise permit the subleased space or any part of its subleased space to be used or occupied by others, without Landlord’s prior written consent in each instance.
B.Submission of Information - If Tenant requests Landlord’s consent to a specific assignment or subletting, Tenant will submit in writing to Landlord the following information: (1) the name and address of the proposed assignee or subtenant; (2) the business terms of the proposed assignment or sublease; (3) reasonably satisfactory information as to the nature and character of the business of the proposed assignee or subtenant, and as to the nature of its proposed use of the space; (4) banking, financial, or other credit information reasonably sufficient to enable Landlord to determine the financial responsibility and character of the proposed assignee or subtenant; (5) the proposed form of assignment or sublease for Landlord’s reasonable approval; and (6) $1,000.00 to cover Landlord’s legal fees and expenses for review of the assignment or sublease.
C.Payments to Landlord - If Landlord consents to a proposed assignment or sublease, then Landlord will have the right to require Tenant to pay to Landlord a sum equal to: (1) except in connection with a transfer pursuant to Section 7.2(E) below, fifty percent (50%) of any Base Rent or other consideration paid to Tenant by any proposed transferee that (after deducting the costs of Tenant, if any, in effecting the assignment or sublease, including reasonable alterations costs, commissions and legal fees) is in excess of the Base Rent allocable to the transferred space then being paid by Tenant to Landlord pursuant to this Lease and any other profit or gain (after deducting any necessary and documented expenses incurred) realized by Tenant from any such sublease or assignment; and (2) Landlord’s attorneys’ fees and costs as set forth in subparagraph 7.2(B)(6) above, incurred in connection with negotiation, review, and processing of the transfer. All such sums payable will be payable to Landlord at the time the next payment of Base Rent is due.
D.Prohibited Transfers - The transfer of a majority of the issued and outstanding capital stock of any corporate tenant or subtenant of this Lease, or a majority of the total interest in any partnership tenant or subtenant, however accomplished, and whether in a single transaction or in a series of related or unrelated transactions, will be deemed an assignment of this Lease or of such sublease requiring Landlord’s consent in each instance. For purposes of this Section 7.2, the transfer of outstanding capital stock of any corporate tenant will not include any sale of such stock by persons other than those deemed “insiders” within the meaning of the Securities Exchange Act of 1934, as amended, effected through the “over-the-counter market” or through any recognized stock exchange.
E.Permitted Transfer – Notwithstanding the limitations in Section 7.2(A) and Section 7.2(D) above, Tenant shall have the right, without Landlord’s prior written consent, to sublease the Premises or assign this Lease: (1) to an entity affiliated with Tenant; (2) in connection with an acquisition, reorganization or consolidation of Tenant; or (3) to a company or other entity which acquires all or substantially all of the assets of Tenant; provided that Tenant promptly provides Landlord with a fully executed copy of such assignment or sublease and that Tenant is not released from liability under the Lease.
Section 1.3 – Additional Rights.
A.Alterations – During the Term, Tenant will not make or allow to be made any alterations, additions, or improvements to or of the Premises or any part of the Premises, or attach any fixtures or equipment to the Premises (collectively, “Alterations”) without obtaining Landlord’s prior written consent. All such Alterations consented to by Landlord, and capital improvements that are required to be made to the Premises as a result of the nature of Tenant’s use of the Premises, shall be subject to the following:
(1)Will be subject to Landlord’s review and approval of all plans and specifications for such Alterations, which such approval will not be unreasonably withheld or denied provided that such Alterations meet or exceed the general building standards applicable for a comparable building in the locale and which are otherwise are not incompatible with the Building systems or inconsistent with the first class nature of the Building. Tenant will provide Landlord and Landlord’s architect with a full set of proposed plans and specifications for Alterations and will not commence construction of Alterations until Landlord has approved such plans and specifications;
(2)Will be performed at Tenant’s expense in a good and workman like manner by Approved Contractors and subject to conditions specified by Landlord (which may include requiring the posting of a mechanic’s or materialmen’s lien bond);
(3)Except with respect to Cosmetic Changes (defined below), Tenant will pay Landlord as a construction review and supervisory fee an amount equal to three percent (3%) of the cost of the Alterations which shall be paid by Tenant within ten (10) days following substantial completion of such Alterations, provided, however, that with respect to any Alterations for which Landlord has provided an allowance, such fee may be offset against such allowance;
(4)All Alterations whether temporary or permanent in character, made in or upon the Premises either by Tenant or Landlord, will immediately become Landlord’s property and at the end of the Term will remain on the Premises without compensation to Tenant, unless when consenting to such Alterations, Landlord has advised Tenant in writing that such Alterations, must be removed at the expiration or other termination of this Lease (provided that Tenant shall not be required to remove any conduit and/or cabling servicing the Premises or Tenant’s Finish Work); and
(5)Will be subject to such other restrictions and rules imposed by Landlord, including the Rules and Regulations attached hereto as Exhibit D and Construction Rules and Regulations attached hereto as Exhibit E so long as such restrictions and rules apply to all tenants of the Building.

F.Cosmetic Changes and Free-Standing Partitions – Notwithstanding anything to the contrary contained in this Section 7.3, Tenant shall not require Landlord’s consent for minor, nonstructural Alterations that (a) do not affect any of the Building systems, (b) are not visible from the exterior of the Premises, (c) do not affect the water tight character of the Building and all components thereof, (d) do not require a building permit, (e) do not move any interior walls or otherwise change the layout of the Premises, and (f) are of a cosmetic nature, such as painting, wallpapering, hanging pictures and installing carpeting (“Cosmetic Changes”), so long as Tenant gives Landlord notice of the proposed Cosmetic Change at least ten (10) business days prior to commencing the Cosmetic Change and complies with all of the following provisions (except that Tenant shall not be required to obtain Landlord’s approval of any plans or specifications therefor). In addition, Tenant will have the right to install freestanding work station partitions, without Landlord’s prior written consent, so long as no building or other governmental permit is required for their installation or relocation; however, if a permit is required, Landlord will not unreasonably withhold its consent to such relocation or installation. The free-standing work station partitions for which Tenant pays will be part of Tenant’s trade fixtures for all purposes under this Lease. All other partitions installed in the Premises are and will be Landlord’s property for all purposes under this Lease.
G.Signage - Tenant shall be permitted to affix signs on or in the Premises and visible from the outside of the Premises only in content and form as approved by Landlord. The plans and specifications for such signage shall be subject to Landlord’s approval, which shall not be unreasonably withheld or delayed. So long as Tenant is occupying at least one full floor of the Building, Tenant shall be entitled to, at Tenant’s cost, install exterior or Building facade signage in a location to be designated by Landlord. The plans and specifications for Building façade signage shall be subject to Landlord’s reasonable approval. In the event Tenant elects to install Building façade signage, Tenant will pay to Landlord an annual fee equal to One Dollar and no/100 ($1.00) per rentable square foot of Tenant’s Leased Premises. In the event Tenant should lease an entire Building floor at any time during the Initial Lease Term or any Lease extensions, Landlord will waive the annual fee. Tenant shall be permitted to place its name on the Building first floor directory and standard suite signage on the outside door of, or panel sign immediately next to, the Premises, to be provided by Landlord at Landlord’s cost. Landlord, at Landlord’s cost, may construct an exterior monument sign that includes tenant identification. Tenant shall, at Tenant’s expense, be permitted to include identification on the existing and any new monument sign in accordance with the policies of Landlord which may vary the size of the allowed tenant identification based upon square footage leased. Any such tenant identification shall be subject to Landlord’s reasonable approval as to location, appearance and quality. Tenant acknowledges the Sign Specifications set forth on Exhibit F attached hereto and agrees that all signs approved by Landlord and installed by Tenant shall conform with all applicable laws and Exhibit F, as applicable. Tenant shall obtain all permits and approvals necessary for the installation of its signage and Landlord shall fully cooperate with Tenant and any relevant authorities in connection therewith.
H.Access to Premises - Subject to reasonable and nondiscriminatory Building security measures, and the Rules and Regulations applicable to the Building, Tenant and its employees, licensees, and invitees shall have access to the parking facilities and Premises at all times and may, without additional charge, conduct its business thereon whenever lawfully permitted, 24 hours per day, 7 days per week. The Building is, or shall be, equipped with electronic security services comparable to first class office buildings in the Locale. The Building exterior doors are, or shall be, equipped with an electronic card key security and access to regulate after hours Building access. Landlord will provide Tenant with up to one hundred (100) access cards for Tenant’s employees without charge. Landlord shall charge a fee of $10.00 per card for additional or replacement cards. Tenant will be responsible for access control to the Premises at Tenant’s expense, provided any such access control shall be coordinated with Landlord so that such does not interfere with Landlord’s cleaning and maintenance.
I.Telecommunications and Utilities - Tenant and/or its telecommunications and/or its utility companies, including but not limited to local exchange telecommunications companies and alternative access vendor services companies, and local and alternative utility vender services companies shall have a right of access to and within the Building (including a sufficiently sized conduit pathway to the Premises) for the installation and operation of its telecommunications and utility systems, including but not limited to voice, video, data, and any other telecommunications services provided over wire, fiber optic, microwave, wireless, and any other transmission and/or utility systems, for part or all of Tenant’s telecommunications and/or utilities from, to and within the Building.
ARTICLE 8 – DESTRUCTION/CONDEMNATION
Section 1.1 – Damage by Fire or Other Casualty.
If the Premises or the Building are damaged by fire or other insured casualty, Landlord will give Tenant written notice of the time which will be needed to repair such damage, as determined by Landlord in its reasonable discretion, and the election (if any) which Landlord has made according to this Article 8. Such notice will be given before the 30th day (the “notice date”) after the fire or other insured casualty. If the Premises or the Building are damaged by fire or other insured casualty to an extent which may be repaired within one hundred fifty (150) days after the notice date, as reasonably determined by Landlord, Landlord will promptly begin to repair the damage after the notice date and will diligently pursue the completion of such repair. In that event this Lease will continue in full force and effect except that Base Rent will be abated on a pro rata basis from the date of the damage until the date of the completion of such repairs (the “repair period”) based on the proportion of the rentable area of the Premises Tenant is unable to use during the repair period. If the Premises or the Building are damaged by fire or other insured casualty to an extent that may not be repaired within one hundred fifty (150) days after the notice date, as reasonably determined by Landlord, then (a) Landlord may cancel this Lease as of the date of such damage by written notice given to Tenant on or before the notice date or (b) Tenant may cancel this Lease as of the date of such damage by written notice given to Landlord within ten (10) days after Landlord’s delivery of a written notice that the repairs cannot be made within such 150-day period. If neither Landlord nor Tenant so elects to cancel this Lease, Landlord will diligently proceed to repair the Building and Premises and Base Rent will be abated on a pro rata basis during the repair period based on the proportion of the rentable area of the Premises Tenant is unable to use during the repair period. Notwithstanding the foregoing, if the Premises or the Building are damaged by uninsured casualty, or if the proceeds of insurance are insufficient to pay for the repair of any damage to the Premises or the Building, Landlord will have the option to repair such damage or cancel this Lease as of the date of such casualty by written notice to Tenant on or before the notice date as defined in the foregoing provisions of this Section 8.1. If any such damage by fire or other casualty is the result of the willful conduct or negligence or failure to act of Tenant, its agents, contractors, employees, or invitees, there will be no abatement of Base Rent as otherwise provided for in this Article 8. Tenant will have no rights to terminate this Lease on account of any damage to the Premises, the Building, or the Property, except as set forth in this Lease. In the event Landlord repairs or restores the Premises or the Building, as the case may be, pursuant to this Section 8.1, then Tenant, at its expense, shall promptly repair the Premises to at least building standard condition.
Section 1.2 – Eminent Domain.
If the whole of the Premises of the Building or the parking area for the Building shall be taken under the power of eminent domain, then this Lease shall terminate and expire as of the date upon which the title vests in the public authority involved; the Base Rent and any other sums payable under this Lease shall be prorated as of such date, and Landlord and Tenant shall be released from any further liability under this Lease. If more than twenty-five percent (25%), but less than all of the floor area of the Premises or of the Building shall be taken or condemned, or if the ratio of square feet of parking area in the Building to the square feet of all leasable floor space in the Building is reduced to less than 3 to 1 through condemnation or eminent domain proceedings, then Tenant, for a period of thirty (30) days, may terminate this Lease by serving upon Landlord a written notice of termination effective as of the date upon which possession must be surrendered to the public authority involved. In the event that such option to terminate is exercised, the Base Rent and any other sums payable under this Lease shall be prorated as of such date of surrendered possession, and Landlord and Tenant shall be released from any further liability under this Lease. In any eminent domain action involving the Property, Landlord shall be entitled to the entire award or compensation in such proceedings, whether such damages shall be awarded, as compensation for diminution in value of the leasehold or for the fee of the Premises. The rental and other charges for the last month of the Tenant’s occupancy shall be prorated. Nothing herein shall be construed to preclude Tenant’s rights to receive compensation or damages for the unamortized cost depreciated on a straight-line basis over the original term of this Lease of trade fixtures and removable personal property; provided, however, that no such claims shall diminish Landlord’s award or the award of Landlord’s mortgagee. For the purposes of this Section 8.2, a voluntary sale or conveyance in lieu of condemnation, but under the threat of condemnation, shall be deemed an appropriation or taking under the power of eminent domain.
ARTICLE 9 – DEFAULT
Section 1.1 – Tenant’s Default.
The following acts or omissions shall be deemed an event of default on the part of Tenant:
(a)If the Tenant defaults in payment of any Base Rent, Additional Rent or other sums due hereunder and does not cure the default within five (5) days after notice of such default by Landlord; or
(b)Tenant abandons the Premises prior to the expiration of the Term; or
(c)Tenant permits a construction lien to recorded against the Property, or any part thereof, as a result of Alterations, and the same is not removed within thirty (30) days’ notice from Landlord of such construction lien.
(d)This Lease, the Premises or any part thereof is taken upon execution or by other process of law directed against Tenant, or are taken upon or subject to any attachment by any creditor of Tenant or claimant against Tenant, and said attachment is not discharged or disposed of within fifteen (15) days after its levy; or
(e)Tenant files a petition in bankruptcy or insolvency or for reorganization or arrangement under the bankruptcy laws of the United States or under any insolvency act of any state, or admits the material allegations of any such petition by answer or otherwise, or is dissolved or makes an assignment for the benefit or creditors’; or
(f)Involuntary proceedings under any such bankruptcy law or insolvency act or for the dissolution of Tenant are instituted against Tenant, or a receiver or trustee is appointed for all substantially all of the property of Tenant, and such proceeding is not dismissed or such receivership or trusteeship vacated within sixty (60) days after such institution or appointment; or
(g)If the Tenant defaults in the prompt and full performance of any other material provisions of the Lease and does not cure the default within thirty (30) days after written demand by the Landlord specifying the nature of the default; provided, however, that with respect to any default which cannot reasonably be cured within thirty (30) days, an event of default shall not be considered to have occurred if Tenant commences to cure such failure within the thirty (30) day period and continues to proceed diligently with the cure of such failure.
Upon the occurrence of any event of default by Tenant, Landlord shall have the right: (i) to assert all of its rights and remedies available either at law or in equity; and (ii) to re-enter and repossess the Premises, with or without process of law at its option, and at its option, may or may not declare this Lease terminated and the terms of this Lease ended forthwith; and Landlord shall not be liable for damages by reason of such re-entry and repossession. If, upon the occurrence of Tenant’s breach, Landlord does not re-enter and repossess the Premises, and regardless of whether Landlord exercises its option to terminate this Lease, the liability of Tenant for the payment of the Base Rent, Additional Rent and any other sums due or to become due under this Lease and for the performance of Tenant’s nonmonetary obligations under this Lease for the remainder of the Term of this Lease (determined as if Landlord had not terminated this Lease) shall not be relinquished or extinguished but shall continue in full force and effect; and Landlord at any time may commence such one or more actions as it may deem necessary to collect any sums due from or payable by Tenant under this Lease for such period; however, if Landlord exercises a right to terminate Tenant’s right to possession without also terminating the Lease then Tenant’s remaining duties and liabilities under the Lease shall be limited to the payment of Base Rent and for the performance of Tenant’s other monetary obligations under this Lease. In case of any event of default by

Tenant, Landlord shall use commercially reasonable efforts to mitigate its damages by reletting the Premises. In the event of any such re-entry and repossession, Landlord shall have the right to relet all or any portion of the Premises, upon such terms and conditions as Landlord may deem appropriate; and any such reletting shall not relieve Tenant of any of its obligations to Landlord under this Lease, except to the extent of any net rentals actually received by Landlord from such reletting after deducting all of Landlord’s actual reasonable expenses (including, but not limited to, legal expenses, brokerage commissions, and the costs of remodeling the Premises so as to render the Premises suitable for reletting) incurred in preparing for and accomplishing such reletting (equitably pro-rated if the re-rental term extends beyond the unexpired term of is Lease). Tenant hereby waives any right of redemption which it may have under any present or future law in the event Tenant is evicted from or dispossessed of the Premises for any reason. Unless Landlord otherwise agrees in writing, Tenant’s surrender of possession of the Premises to Landlord prior to the end of the Term of this Lease and Landlord’s acceptance of such surrender shall not effect a termination of this Lease or release Tenant from any of its obligations under this Lease for the remainder of the Term of this Lease.
Section 1.1 – Indemnification.
Subject to Section 10.6 of this Lease, Tenant and Landlord agree to indemnify and hold harmless each other and their agents, employees, contractors, directors and officers, or any party claiming by, through or under the indemnifying party, against any and all losses arising from any negligence or willful misconduct of the indemnifying party, their employees, independent contractors, and invitees.
Section 1.2 – Attorney’s Fees.
If either Landlord or Tenant shall institute any action or proceeding against the other relating to the provisions of this Lease, or any default hereunder, then, if and to the extent permitted by applicable law, the unsuccessful party shall reimburse the successful party for its reasonable attorney’s fees and disbursements.
ARTICLE 10 – MISCELLANEOUS
Section 1.2 – Subordination of Lease.
To the extent necessary, Landlord reserves the right to place liens and encumbrances on the Property, including the Building and the Premises, superior in lien and effect to this Lease. This Lease, and all rights of Tenant hereunder, shall be subject and subordinate to any liens and encumbrances now or hereafter imposed by Landlord upon the Premises, Building, or Property or any part thereof, and Tenant agrees to promptly execute, acknowledge, and deliver to Landlord or Landlord’s lender, as the case may be, a subordination, attornment and non-disturbance agreement (an “SNDA”) in any form as may be reasonably requested by Landlord or Landlord’s lender, and which shall in all events provide that the holder of such superior interest agrees that so long as Tenant is not in default of its obligations under this Lease beyond the expiration of applicable cure and/or grace periods, this Lease and Tenant’s use and occupancy of the Premises shall not be affected, disturbed or otherwise interfered with by the holder of such interest.
Concurrent with Tenant’s execution and delivery to Landlord of this Lease, Tenant shall execute and deliver to Landlord an SNDA required by Landlord’s lender on Landlord’s lender’s commercially reasonable form of SNDA and attached hereto as Exhibit G. Landlord shall cause the same to be fully executed by Landlord’s mortgagee and shall tender the same to Tenant no later than sixty (60) days from the date Tenant so tenders to Landlord this Lease and the SNDA executed by Tenant. In addition to the foregoing, at Tenant’s cost, Landlord shall use commercially reasonable efforts to obtain for the benefit of Tenant a subordination and non-disturbance agreement from any future Landlord’s mortgagee on such Landlord’s mortgagee’s standard form. In the event any proceedings are brought for the foreclosure of any mortgage on the Premises, Tenant will attorn to the purchaser at the foreclosure sale and recognize such purchaser as the Landlord under this Lease; provided the purchaser has ·expressly assumed, as substitute Landlord, the terms and conditions of this Lease. Tenant waives any right of election to terminate this Lease because of any such foreclosure proceedings; so long as Tenant’s rights under this Lease are preserved.

Section 1.3 – Estoppel Certificates.
Landlord and Tenant shall, from time to time upon written request from the other (no later than thirty (30) days following a request), execute, acknowledge and deliver to the other, in a form reasonably satisfactory to the requesting party, a written statement certifying that Tenant has accepted the Premises, that this Lease is unmodified and in full force and effect (or, if there have been modifications, that this Lease is in full force and effect as modified, setting forth the modifications), that, to their knowledge, the other party has performed all of its obligations under this Lease and is not in default under this Lease, the date to which the rent and other sums payable by Tenant under this Lease have been paid in advance (if any), the commencement and termination dates of the term of this Lease, and such additional facts as reasonably may be required by the requesting party. The delivering party understands and agrees that any such statement delivered pursuant to this Section may be relied upon by a prospective purchaser of the Premises, any mortgagee or prospective mortgagee of the Premises and their respective successors and assigns.
Section 1.4 – Sale by Landlord.
In the event of any sale or exchange of the Property by Landlord or assignment by Landlord of this Lease, the selling, exchanging or assigning Landlord shall be and is hereby entirely freed and relieved of all liability under any and all of its covenants and obligations contained in or derived from this Lease arising out of any act, occurrence or omission relating to the Premises, Property or this Lease that occurs after the consummation of such sale, exchange or assignment; provided such purchaser or assignee shall expressly assume said covenants and obligations of Landlord.
Section 1.5 – Rules and Regulations.
Landlord and Tenant agree to be governed by Rules and Regulations attached hereto as Exhibit D, and as the same may be amended from time to time in Landlord’s sole and absolute discretion. Such Rules and Regulations, as the same may be amended, are expressly made a part of this Lease, provided, however, that any conflict between such Rules and Regulations and the terms of this Lease shall be resolved in favor of the terms of this Lease.
Section 1.6 – Entry by Landlord.
Landlord shall have the right to enter upon the Premises at all reasonable hours and upon at least twenty-four (24) hours’ notice (except for in the case of emergencies when such right to enter shall be immediate) for the purpose of inspecting the Premises, for the purpose of making repairs or providing services, or for any other lawful purpose; provided, such entry shall not unreasonably interfere with the conduct of Tenant’s business. For a period commencing six (6) months prior to the expiration of this Lease, Landlord may have reasonable access to the Premises upon at least twenty-four (24) hours’ notice for the purpose of exhibiting the Premises to prospective tenants. Landlord, in exercising these rights, (a) shall in no event shall have access to Tenant’s designated secure area, if any, (b) shall minimize any interruption with Tenant’s business operations, and (c) shall repair, restore and redecorate any damage to the Premises caused by or at the direction of Landlord in exercising such rights. Any limitation of Landlord’s liability under the Lease is conditioned upon Landlord complying with these terms.
Section 1.7 – Liability.
Notwithstanding anything to the contrary provided in this Lease, it is specifically understood and agreed, such agreement being a primary consideration for execution of this Lease, that there shall be absolutely no liability on the part of the Landlord, Landlord’s managing agent or individual members or partners in the aforementioned entities, their successors or assigns, with respect to any of the terms, covenants and conditions of this Lease except to the extent of equity in the Property and proceeds thereof and therefrom, and that Tenant shall look solely to such equity and proceeds for the fulfillment of the terms, covenants and conditions of this Lease to be performed by Landlord or Landlord’s managing agent, such exculpation of liability to be absolute and without any exception whatsoever. Except as expressly provided herein, in no event shall Landlord or Tenant be liable to the other for any consequential, punitive or special damages.

Section 1.8 – Force Majeure.
The performance of any obligation or undertaking provided for herein by Landlord or Tenant, other than a monetary obligation, shall be excused and no default shall be deemed to exist in the event, and so long as, the performance of any such obligation is prevented, delayed, retarded or hindered by act of God, fire, earthquake, flood, explosion, war, invasion, insurrection, riot, mob violence, sabotage, failure or delays of transportation, pandemics, epidemics, labor or material shortages, strikes, lockouts, action of labor unions, condemnation, requisition, laws, orders of governmental or civil or military or naval authorities, or any other cause beyond the control of the Landlord or Tenant other than lack of funds.
Section 1.9 – Brokers.
Landlord represents that it is represented by Steve Sheppard of CBRE, Inc. as its Broker, whose commissions shall be paid by Landlord. Tenant represents that it is represented by Cushman Wakefield/The Lund Company, as its Broker, who fees shall be paid by Landlord and each party agrees to indemnify and hold each other harmless from any and all costs or liability for compensation claimed by any such broker or agent employed by it or claiming to have been engaged by it in connection with this Lease. Landlord discloses and Tenant acknowledges that one or more principals of Landlord are licensed real estate brokers or agents in Nebraska acting in their own interests.
Section 1.10 – Miscellaneous.
A.Governing Laws - This Lease shall be governed by the laws of the State of Nebraska. Time is of the essence for purposes of this Lease.
B.Waiver - No failure by either party to insist upon the strict performance of any obligation of the other party under this Lease or to exercise any right, power or remedy upon a breach of this Lease by the other party, shall constitute a waiver of any such right, power or remedy in regards to such breach or of such term, covenant, or condition of this Lease.
C.Notices - All notices shall be in writing, sent by overnight air courier, or by certified mail return receipt requested, and shall be deemed effective on the first business day after tender (if sent by air courier) or on the fifth business day after posting (if sent by certified mail). Any notice made or given pursuant to this Lease shall be sent to the following addresses:
If to Landlord:    One Miracle Place, LLC
12910 Pierce Street, Ste. 110
Omaha, Nebraska 68144
Attn: Vice President – Property Management
With copy to:    Pansing Hogan Ernst & Bachman LLP
10250 Regency Circle, Ste. 300
Omaha, Nebraska 68114
Attn: James D. Buser
If to Tenant:    CareDx Inc.
11808 Miracle Hills Drive, Ste. 200
Omaha, Nebraska, 68154
With a copy to:    CareDX, Inc.
150 North Hill Drive, Suite 31
Brisbane, CA 94005

and

Care DX, Inc.
Attn: Legal

3260 Bayshore Blvd
Brisbane, CA. 94005
Either party may change the above address by sending written notice to the other party.
D.Entire Agreement - The provisions of this Lease constitute the entire agreement of the parties to this Lease. No terms, conditions, warranties, promises, or undertakings of any nature whatsoever, express or implied, exist between the parties except as herein expressly set forth. If any term, covenant, condition, or provision of this Lease is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the provisions shall remain the full force and effect, and shall in no way be affected, impaired, or invalidated.
E.Authority - Landlord and Tenant warrant and represent that their undersigned representatives have all due power and authority to execute this Lease on behalf of Landlord and Tenant respectively and that all necessary action has been taken to ensure the validity and enforceability hereof.
F.Successors - This Lease shall be binding and inure to the benefit of the heirs, legal representative, and permitted successors and assignees of all parties hereto.
G.No Construction Against Drafting Party - Landlord and Tenant acknowledge that each of them and their counsel have had an opportunity to review and negotiate the terms of this Lease and that this Lease will not be construed against Landlord merely because it was prepared at Landlord’s direction.
H.No Recordation - Tenant’s recordation of this Lease or any memorandum or short form of it will be void and a default under this Lease.
I.No Merger - The voluntary or other surrender of this Lease by Tenant, or the cancellation of this Lease by mutual agreement of Tenant and Landlord, or the termination of this Lease on account of Tenant’s default will not work a merger, and will, at Landlord’s option: (1) terminate all or any subleases and subtenancies; or (2) operate as an assignment to Landlord of all or any subleases or subtenancies. Landlord’s option under this Subparagraph H will be exercised by written notice to Tenant and all known sublessees or subtenants in the Premises or any part of the Premises.
J.Written Amendment Required - No amendment, alteration, modification of, or addition to the Lease will be valid or binding unless expressed in writing and signed by Landlord and Tenant. Tenant agrees to make any modifications of the terms and provisions of this Lease required or requested by any lending institution providing financing for the Building, or Property, as the case may be, provided that no such modifications will materially adversely affect Tenant’s rights and obligations under this Lease.
K.Captions - The captions of the various articles and sections of this Lease are for convenience only and do not necessarily define, limit, describe, or construe the contents of such articles or sections.
L.No Easements for Air or Light - Any diminution or shutting off of light, air, or view by any structure that may be erected on lands adjacent to the Building will in no way affect this Lease or impose any liability on Landlord.
M.Tax Credits – Landlord is entitled to claim all tax credits and depreciation attributable to leasehold improvements in the Premises. Promptly after Landlord’s demand, Landlord and Tenant will prepare a detailed list of the leasehold improvements and fixtures and their respective costs for which Landlord or Tenant has paid. Landlord will be entitled to all credits and depreciation for those items for which Landlord has paid by means of any Tenant finish, allowance or otherwise. Tenant will be entitled to any tax credits and depreciation for all items for which Tenant has paid with funds not provided by Landlord.
N.Security Deposit - Tenant shall deposit with Landlord as a Security Deposit under this Lease in the amount set forth in Article 1. Such Security Deposit shall be held by Landlord, without interest, as security for the faithful performance by Tenant of all the terms of this Lease to be observed and performed by Tenant.
O.Landlord’s Fees – Subject to Section 7.2 above, whenever Tenant requests Landlord to take any action or give any consent required or permitted under this Lease, Tenant will reimburse Landlord for all of Landlord’s reasonable costs incurred in reviewing the proposed action or consent, including without limitation reasonable attorneys’, engineers’ or architects’ fees, within ten (10) days after Landlord’s delivery to Tenant of a statement of such costs. Tenant will be obligated to make such reimbursement without regard to whether Landlord consents to any proposed action.
P.Exhibits – all exhibits referenced herein and attached hereto are incorporated into the Lease as if more fully set forth herein.
Q.Triple Net Lease. For avoidance of doubt, this Lease is a triple net lease, and Tenant shall be responsible for all costs expenses relating to the Premises.
R.Counterparts - This Lease may be executed in counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Lease by signing any such counterpart. The parties agree that facsimile or emailed/scanned executed copies of this Lease shall be binding; provided, however, that original copies of this Lease shall be circulated and signed by Tenant and Landlord as soon as practicable.
ARTICLE 11 – RIGHT OF FIRST REFUSAL
So long as no uncured Event of Default then exists, Tenant shall have the right of first refusal (“Right of First Refusal”) to lease the space to be leased to a prospective tenant (the “Offered Space”) that is located on the first floor of the Building (the “Right of First Refusal Space”), exercisable at the times and upon the conditions set forth herein.
Section 1.1 – Notice of Offer.
Prior to leasing any of the Right of First Refusal Space, Landlord shall deliver to Tenant a written statement (the “Statement”) which shall reflect Landlord’s and the prospective tenant’s agreement with respect to rent, lease term, finish allowances, tenant inducements and the description of the Offered Space. Tenant shall have ten (10) business days after receipt of the Statement within which to notify Landlord in writing whether Tenant elects to exercise the right granted herein to lease the Offered Space upon the terms and conditions contained in the Statement. Failure by Tenant to notify Landlord within such ten (10) business day period shall be deemed an election by Tenant not to lease the Offered Space. The term of the lease of such Offered Space shall be coterminous with the Term hereunder and any Tenant improvement set forth in the Statement shall be adjusted to be pro-rata with the remaining Term hereunder.
Section 1.2 – Waiver.
If Tenant waives or declines its right to lease the Offered Space (either by giving written notice thereof or by failing to give any notice), Landlord shall have the right to lease the Offered Space to the prospective tenant and upon the execution of such lease between Landlord and the prospective tenant this Right of First Refusal as to the Offered Space shall thereafter be null, void and of no further force or effect, subject to Section 11.3 below.
Section 1.3 – Continuing Right.
If Landlord does not enter into a lease with such prospective tenant covering the Offered Space within 90 days after Tenant waives or declines its right to lease the Offered Space, Landlord shall not thereafter enter into a lease with respect to the Offered Space without first complying with the provisions of this Article.

Section 1.4 – Acceptance.
Upon the exercise by Tenant of this Right of First Refusal as provided in this Article, Tenant shall, within fifteen (15) days after receipt, execute an amendment to the Lease incorporating the Offered Space into the Premises for the rent, for the Lease Term, and containing such other terms and conditions as Landlord notified Tenant in the Statement.
[Space Below Intentionally Left Blank –

Signature Page to Follow]

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the date first written above.
LANDLORD:
ONE MIRACLE PLACE, LLC,
a Nebraska limited liability company
By: /s/ Lawrence R. James, II
Lawrence R. James, II, Manager
TENANT:
CAREDX, Inc. a Delaware corporation
By: ______________________________________
Print Name: _______________________________
Title: _____________________________________

STATE OF NEBRASKA	)
) ss.
COUNTY OF DOUGLAS	)

The foregoing instrument was acknowledged before me this 24th day February, 2022, by Lawrence R. James, II, Manager of One Miracle Place, LLC, a Nebraska limited liability company, on behalf of the company.
{NOTARY STAMP}
/s/ Sarah A. Schoenecker
Notary Public

STATE OF _____________	)
) ss.
COUNTY OF ___________	)

The foregoing instrument was acknowledged before me this ____day of _________, 2022, by ___________________, ________________ of CareDx, Inc. a Delaware corporation on behalf of the corporation.
__________________________________________
Notary Public

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the date first written above.
LANDLORD:
ONE MIRACLE PLACE, LLC,
a Nebraska limited liability company
By: ______________________________________
Lawrence R. James, II, Manager
TENANT:
CAREDX, Inc. a Delaware corporation
By: /s/ Reg Seeto
Print Name: Reg Seeto
Title: President and CEO

STATE OF NEBRASKA	)
) ss.
COUNTY OF DOUGLAS	)

The foregoing instrument was acknowledged before me this ____ day ___________, 2022, by Lawrence R. James, II, Manager of One Miracle Place, LLC, a Nebraska limited liability company, on behalf of the company.
__________________________________________
Notary Public

STATE OF CALIFORNIA	)
) ss.
COUNTY OF SACRAMENTO______	)

The foregoing instrument was acknowledged before me this 24th day of February, 2022, by ___________________, ________________ of CareDx, Inc. a Delaware corporation on behalf of the corporation.
{NOTARY STAMP}
/s/ Marnelli Mungues Del Castillo
Notary Public